Exhibit 10.15

CSO AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of December __, 2012, with effect from _______ 2012 (the “Effective Date”) by and between Advanced Inhalation Therapies (AIT) Ltd., a private Israeli Company No. 51-460938-7, having its principal office at 7 Imbar St. box # 3542, Petah Tiqwa 49511 Israel (the “Company”), and Dr. Yossef Av-Gay, a university professor residing at 3849 West 13th Ave., Vancouver, B.C. Canada (the “Consultant”).

WHEREAS Consultant is a member of the faculty of medicine at the University of British Columbia (“UBC”) and is subject to UBC’s policies, including Policy #97, “Conflict of Interest and Conflict of Commitment”;

WHEREAS the Company recognizes that UBC is Consultant’s primary employer and the Parties agree to adhere to UBC’s relevant and appropriate policies, including Policy #97.

WHEREAS the Company wishes to enhance the efforts taken by it in the field of nitric oxide (NO) delivery by inhalation technologies (the “Field of Business”);

WHEREAS the Consultant has the necessary know-how, qualifications and experience in the Field of Business required to provide the consulting services set forth in this Agreement;

WHEREAS the Company wishes to engage the Consultant as an independent contractor providing consulting services and also to appoint the Consultant as its Chief Scientific Officer; and

WHEREAS the Consultant wishes to accept the engagement and the appointment and in connection thereof, to provide to the Company the services set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1	APPOINTMENT

1.1
Subject to the terms hereof, the Company hereby appoints the Consultant, and the Consultant hereby agrees to be appointed by the Company, as Chief Scientific Officer to the Company in connection with the CSO Services (as defined below) to be provided by the Consultant pursuant to this Agreement.

1.2
In rendering his services hereunder, the Consultant is an independent contractor.  Neither this Agreement nor the performance of any of the terms hereof will or will be deemed to constitute or create any other relationship between the Company and the Consultant.

2	EXTENT AND SCOPE OF SERVICES

2.1
During the Term of Agreement, as defined below, the Consultant shall be appointed the Chief Scientific Officer of the Company, performing the related professional duties expected of a person named to that position.  His duties shall include supporting and supervising the scientific research operations of the Company, performing significant scientific research projects, and providing the Company with the required scientific assessment for clinical trials’ performance and other scientific medical advice.  (the “CSO Services”).

2.2	The Consultant undertakes that the CSO Services shall be provided in accordance with, the Policies of UBC, and the Consultant’s obligations as a member of UBC’s Faculty of Medicine.

2.3	The Consultant undertakes to provide the CSO Services with a high degree of devotion, professionalism and proficiency.

2.4
Except with the Company’s approval, the Consultant shall not engage another person, firm or corporation to provide the CSO Services.  When rendering services to the Company, the Consultant will report to the Company’s Chief Executive Officer (“CEO”).  In the event the Company has not appointed a CEO, the Consultant shall report to the Company’s Board of Directors.

2.5
From time to time, Consultant and Company will agree on the amount of time required for Consultant to render CSO Services.  The parties agree that Consultant is not expected or required to provide more than twenty-one (21) hours of service per month in the performance of CSO Services.

2.6	The Consultant will exercise reasonable care and diligence in the performance of the CSO Services.

2.7
During the term of this Agreement, Consultant shall keep the Company, through the Company’s Board of Directors or such person designated by the Board of Directors, regularly and continuously informed as to his activities hereunder, and shall provide periodic reports about his activities hereunder.

2.8
Without derogating from any other provision herein, the Consultant acknowledges and agrees that during the Term of Agreement, the Company is free at all times to appoint other consultants, or to use its own consultants, in connection with any of the CSO Services.

2.9
This Agreement does not create or confirm a partnership, joint venture or any other business relationship of the Consultant and the Company, except as specifically set forth herein.  Neither party to this Agreement can contractually bind or act as an agent or representative for the other, except as otherwise agreed by the parties.  The legal relationship of the Consultant to the Company is that of an independent contractor, and Consultant is not an employee of the Company, as specified in further details in Section 4 below.

3	COMPENSATION

3.1
The Company agrees that, if the Consultant were to provide the services to the Company on a full time position, the Consultant should receive a monthly fee of Fifteen Thousand Dollars ($15,000) for providing CSO Services.  However, in light of the Company’s available cash and Consultant’s position at UBC, Consultant agrees to accept a reduced fee calculated at the rate of One Hundred Fifteen Dollars ($115.00) for each hour on which the Consultant renders CSO Services (the “Adjusted Consultant Fee”).

3.2
The Parties agree that the Adjusted Consultant Fee may be increased as circumstances permit, particularly with respect to the Company’s available cash, as shall be agreed by the parties from time to time, provided however that the foregoing shall not be deemed as an undertaking of the Company to increase such Adjusted Consultant Fee.  Once increased, this Agreement shall be amended in a manner that the Adjusted Consultant Fee shall be re-defined as the new, higher fee, as shall be agreed between the parties.

3.3	Consultant shall invoice the Company monthly and the Company shall pay the invoices within ten (10) days of receipt. Besides the applicable fee, the invoice may be subject to VAT, if applicable.

3.4
In addition to the Adjusted Consultant Fee, the Company shall reimburse the Consultant for any out-of-pocket expenses incurred by Consultant in the performance of his services under this Agreement and approved in advance by the Company.  The expenses may include, without limitation, travel and lodging expenses while traveling (the “Expenses”).  Consultant shall submit a written expense report for the Expenses, together with written receipts and/or invoices evidencing such expenses.  Where expenses have been incurred by means of installment payments, Consultant shall be reimbursed at the same basis as each installment.  After the Consultant has been reimbursed for goods he purchased on behalf of the Company, the goods shall become the sole property of the Company

3.5
The parties hereto agree that all taxes, social insurance payments, pension payments, health insurance and any other such payments, if existing, shall be borne solely by the Consultant.  The Company shall not pay nor be liable to pay any taxes upon the payment to the Consultant of any remuneration as set forth in this Agreement.  Consultant hereby undertakes to indemnify and reimburse the Company for any amounts claimed or levied on the Company due to taxes, social insurance payments, pension payments, health insurance and any other such payments resulting from any payment made by the Company to the Consultant under this Agreement.

3.6	The Company shall not undertake any social insurance premiums, pension payment and health insurance on the name of the Consultant.

4	INDEPENDENT CONTRACTOR

4.1
The Consultant warrants that he is aware that this Agreement is an agreement for the provision of CSO Services only, does not create employer-employee relations between him and the Company and does not confer upon him any rights save for those set forth herein.

4.2
Without prejudice to the generality of the foregoing, it is hereby agreed that the Consultant shall not be entitled to receive from the Company severance pay or any other payment or consideration deriving from employee-employer relations and/or the termination thereof, including, but not limited to, social benefits, managers’ insurance fund, education fund, or the like.  The Consultant further undertakes that he shall not bring a claim against the Company with any cause of action based on employee-employer relations between him and the Company, and undertakes to indemnify the Company, upon its first demand, for all reasonable expenses that may be occasioned to it in respect of or in connection with any claim in connection with such employee-employer relations.

4.3
If, for any reason whatsoever and despite parties expressed understanding and agreement to the contrary, any competent authority, including a judicial entity, determines that the Consultant is to be regarded as an employee of the Company, or entitled to any amounts that are derived from employee-employer relationships, then in lieu of the Adjusted Consultant Fee that was paid to the Consultant by the Company as of the Effective Date of this Agreement, the Consultant shall be deemed to be entitled to a reduced consideration which equals 70% of the Adjusted Consultant Fee (the “Reduced Consideration”) and the Reduced Consideration shall be regarded as a gross compensation applying retroactively as of the Effective Date, and the Consultant shall immediately refund to the Company any amount paid on account of the Adjusted Consultant Fee by the Company as of the Effective Date in excess of the Reduced Consideration

5	NONDISCLOSURE, COMPETITIVE ACTIVITY, AND PROPRIETARY INFORMATION

5.1
Consultant acknowledges, that in the course of rendering the CSO services to the Company, he may acquire information about certain matters and things that are the confidential, exclusive property of the Company.  The use of such information could be detrimental to the Company.  Accordingly, Consultant warrants and undertakes that he will treat confidentially all such information, not disclosing it without the Company’s consent at any time, even after the expiry of this Agreement.

5.2
As a condition of this Agreement, Consultant will execute and deliver to the Company the Confidentiality, Non Competition and Proprietary Information agreement in the form attached hereto as Schedule A.  Consultant’s obligations under such confidentiality agreement will survive any termination of this Agreement.

5.3
Consultant acknowledges that Company could be irreparably damaged if Consultant were to fail to abide by the provisions of Schedule A.  Accordingly, Company will be entitled to any injunction to prevent or restrain any breaches of the provisions of Schedule A and may specifically enforce such provisions in any court having jurisdiction.  These specific remedies are in addition to any other remedy, such as damages, to which Company may be entitled under this Agreement, at law or in equity.

5.4	The rights and remedies of the parties to this Agreement are cumulative and not alternative.

6	TERMS AND TERMINATION

6.1
This Agreement shall take effect on the Effective Date and shall remain in full force and effect for a period of two (2) years from such date (the “Initial Term”).  With the consent of both parties, the Agreement may be extended following the Initial Term, as shall be agreed by the parties (the “Additional Term”).  Neither party is required to provide reasons for declining to renew the Agreement at the expiry of the Initial Term (the Initial Term and the Additional Term shall be referred to as the “Term of Agreement”).

6.2
Each party shall be entitled to terminate this Agreement upon a one hundred and twenty (120) days prior written notice (the “Notice Period”), without the obligation to provide any reason, provided however, that the Consultant shall not be entitled to unilaterally terminate this Agreement in accordance with the provisions of this Section 6.2 during the Initial Period.

6.3
Following termination of this Agreement by the Company in the absence of Just and Sufficient Cause, the Consultant shall be required to continue performing the Services in accordance with the terms hereof during the Notice Period, provided however, that in such case, the monthly consulting fee of the Consultant during the Notice Period shall be the higher of:  (i) the average monthly consulting fee paid to the Consultant during the 6-month period prior to such termination and (ii) the actual hours of service per month (and up to 21 hours) multiplied by the Adjusted Consultant Fee.

6.4	Without prejudice to the provision of Sections 6.1 and 6.2 above:

6.5	The Company may terminate Consultant’s services for “Just and Sufficient Cause”, defined as any of the following reasons:

6.5.1	a material breach by Consultant of any of the covenants set forth in Schedule A hereto;

6.5.2
a material breach by Consultant of any provision of this Agreement other than Schedule A hereto, which is not cured by Consultant within five (5) days after his receipt of notice thereof from the Company;

6.5.3	the conviction of Consultant for any felony involving moral turpitude or any act by Consultant to intentionally harm the Company;

6.5.4	embezzlement of Company funds or fabrication of records or reports; or

6.5.5	material breach of fiduciary duties or duties of care to the Company (except for conduct taken in good faith).

6.6
Upon termination of this Agreement, the Consultant shall be entitled to receive the Adjusted Consultant Fee accrued but unpaid, if applicable, together with any accrued but unpaid Expenses, to the extent approved by the Company in accordance Section 3.4 above.  The Company shall be entitled to deduct any amount owed by the Consultant to the Company, if any, including but not limited, to equipment and property belonging to the Company and not returned by the Consultant, from the payments to be made by the Company to the Consultant upon such termination.

6.7
During the period following notice of termination by any party for any reason, other than upon termination by Consultant for “Just and Sufficient Cause”, to the extent requested by the Company, the Consultant shall cooperate with the Company and use his best efforts to assist the integration into the Company’s organization of the person or persons who will assume the Consultant’s responsibilities hereunder.  At the option of the Company, the Consultant shall during such period either continue the rendering of the CSO Services or cease such service.

6.8
In the event of any termination of this Agreement, whether with or in the absence of Just and Sufficient Cause, the Consultant will promptly deliver to the Company all documents, data, records and other information pertaining to the CSO Services provided by him and any other equipment belonging to the Company in the Consultant’s possession.  The Consultant will not take with him any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to the CSO Services provided by him to the Company.

7	REPRESENTATIONS BY THE CONSULTANT

The Consultant hereby represents and warrants as follows:

7.1
There is no limitation and/or restriction in any agreement to which he is party, or by which he is bound, on his ability to enter into this Agreement and/or to enter into a business relationship with the Company in accordance with the provisions of this Agreement (including, without limitation, in any current and/or prior employment and/or consulting agreement entered into by Consultant, and specifically including the employment or other engagement of the Consultant by UBC).

7.2	The Consultant will exercise reasonable care and diligence to prevent, and will not take, any action which could result in a conflict with, or be prejudicial to, the interests of the Company.

7.3
Consultant further agrees that he will not, during the Term of Agreement and at any time thereafter, make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the reputation, business practices or conduct of the Company.

8	WAIVER

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Consultant.

The failure of either party hereto to enforce at any time or for any period any provision of this Agreement shall not be construed as a waiver of such right or provision and such party shall be entitled to enforce such right or provision at any time as it shall see fit.

9	SEVERABILlTY

If one or more provisions of this Agreement is/are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings duties or obligations between the parties with respect to the subject matter hereof.

11	APPLICABLE LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the applicable laws of the state of Israel.  The parties irrevocably agree that the competent courts of Tel Aviv, Israel shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement or its subject matter or formation.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written,

Advanced Inhalation Therapies (AIT) Ltd. By: _________________________________________ Name and Title: ________________________________ Signature: ____________________________________	Prof. Yossef Av-Gay Signature: /s/ Yossef Av-Gay Date: __________________________________

SCHEDULE A

CONFIDENTIALITY, NON-COMPETITION AND PROPRIETARY INFORMATION AGREEMENT

This Confidentiality and Proprietary Information Undertaking (the “Undertaking”) is made as of December __, 2012 with effect from _______, 2012 by and between Advanced Inhalation Therapies (AIT) Ltd., an Israeli Company with its principal offices at 7 Imber St., Petach Tikwa, Israel (the “Company”), and Prof. Yossef Av-Gay an individual whose address is 3849 West 13th Ave., Vancouver, B.C., Canada (“Consultant”).

WHEREAS          the Consultant is acting as the Company’s Chief Scientific Officer; and

WHEREAS          the Consultant agrees to enter into this Undertaking; and

WHEREAS          the Company and the University of British Columbia (“UBC”) are parties to license agreement signed on Nov. 1, 2011 (the “UBC License Agreement”);

NOW, THEREFORE, the Consultant undertakes and warrants towards the Company as follows:

1.	CONFIDENTIAL INFORMATION

1.1.
In the course of the engagement with the Company, the Consultant may have access to, and become familiar with, “Confidential Information” of the Company (as hereinafter defined).  The Consultant shall at all times hereinafter maintain in the strictest confidence all such Confidential Information and shall not divulge any Confidential Information to any person, firm or corporation without the prior written consent of the Company.  For purposes hereof, “Confidential Information” shall mean all information in any and all medium which is identified or treated by the Company as confidential or otherwise is confidential by its nature or the circumstances or manner of its disclosure is evidently confidential, including, without limitation, data, technology, know-how, inventions, ideas, discoveries, designs, processes, formulations, samples, compositions, methods, models, and/or trade and business secrets.  Confidential Information will also include the Company’s development, marketing and business plans relating to current, planned, old or future products.

1.2.
The consultant shall not use Confidential Information for, or in connection with, the development, manufacture or the use of any product or for any other purpose whatsoever except as and to the extent provided in this Undertaking, or in any other subsequent agreement between the parties.

1.3.	Notwithstanding the foregoing, Confidential Information shall not include information which the Consultant can evidence that:

1.3.1.	is in the public domain through no action on Consultant’s part;

1.3.2.
was rightfully obtained by Consultant from a third party on a non-confidential basis, without breach of any obligation to Company, which is outside the scope of the CSO Services and is not related to the Field of Business;

1.3.3.	is independently developed by Consultant outside the scope of the CSO Services and is not related to the Field of Business; and

1.4.	The Company recognizes that UBC is Consultant’s employer and the Company recognizes that Consultant may be required, from time to time, to report to UBC regarding his activities for the Company.

1.5.
Nothing herein shall in any way derogate from Consultant’s academic freedom regarding scientific materials, and shall not be restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of his research within the Field of Business, provided that with respect to the Company Inventions, Intellectual Property Rights and Confidential Information, the Company shall be provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the Proposed disclosure, give notice to Consultant indicating that it objects to the proposed disclosure.  Further, nothing herein shall restrict Consultant’s research, disclosure, engagement or activity in academics, business or science outside the Company’s Field of Business.  For the avoidance of any doubt, nothing contained in this Section 1 of the Undertaking shall derogate in any manner from any rights and entitlements of UBC granted to it in accordance with the provisions of UBC License Agreement

1.6.
All Confidential Information made available to, or received by, the Consultant shall remain the property of the Company and no license or other rights in or to the Confidential Information is granted hereby, the obligation of the Consultant is not to use any Confidential Information disclosed during engagement with the Company except as provided in this Undertaking, shall remain in effect indefinitely, and the Consultant shall be prohibited from disclosing any such Confidential Information during the term of engagement with Company and/or thereafter.

1.7.
All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by the Consultant or otherwise coming into his possession, and whether classified as Confidential Information or not, shall remain the exclusive property of the Company.  Upon termination of Consultant engagement with the Company, or upon request, by the Company, the Consultant shall promptly turn over to the Company all such files, records, reports analysis, documents and other material of any kind concerning the Company, which the Consultant obtained, received or prepared during his engagement with the Company.

1.8.
Except with prior written authorization by the Board of Directors of the Company (“BOD”), the Consultant agrees not to disclose or publish any of the Confidential Information or material of the Company, its clients, partners, shareholders or suppliers, or any other party to whom the Company owes an obligation of confidence, at any time during or after his engagement with the Company.

1.9.
The Consultant agrees, during his engagement with the Company, not to improperly use or disclose to the Company any proprietary information or trade secrets or any other information which is confidential or subject to restriction on disclosure of any third party, including former or concurrent employer or other person or entity and that he will not bring onto the premises of the Company any such information, unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity, unless otherwise agreed by the Company.

1.10.
The Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  The Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out such Consultant’s work for the Company consistent with the Company’s agreement with such third party.

1.11.
The provisions of this Section 1 shall apply with respect to Confidential Information of the Company received by or made available to or developed by, the Consultant in connection with his engagement with the Company prior to the date hereof, including, without limitations, prior to the execution of the CSO Agreement by and between the Company and the Consultant (the “CSO Agreement”).  The Consultant represents that until the date of this Undertaking, he/she has been in full compliance with the provisions of this Section 1 with respect to any Confidential Information of the Company received by or made available to the Consultant prior to the date hereof.  The provisions of this Section 1 shall supersede any previous agreements between the Company and the Consultant in relation to the matters referred to in this Section, including, without limitations, non-disclosure agreement entered into by and between the Company and the Consultant, if any.

2.	INVENTIONS.

2.1.          For the purposes of this Section:

2.1.1.
“Intellectual Property Rights” means any and all intellectual or industrial property rights (whether registered or unregistered) limited to the field of nitric oxide (NO) delivery by inhalation technologies (the “Field of Business”), including, without prejudice to the generality of the foregoing, all existing and future copyrights, design rights, database rights, trade marks, internet rights/domain names, know-how, patents and any and all applications for any of the foregoing and any and all rights to apply for any of the foregoing; and

2.1.2.
“Inventions” means, as limited to the Field of Business, documents, materials, designs, drawings, discoveries, processes, formulae, algorithms, works of authorship, computer coding, methodologies, method of manufacture, techniques, developments, research data, including specifically technical aspects of the technology and devices that are not common knowledge, trade secrets, marketing plans, financial information, business development information and strategic plans.

2.2.	RESERVED

2.3.
During the term of the engagement with the Company, to the extent generated in connection with CSO Agreement or pertain to or result from any work which the Consultant has done or may hereafter do for the Company, Consultant may either alone or in conjunction with others, generate or assist in the generation of Inventions and other works deemed as Intellectual Property Rights or Confidential Information of the Company, and Consultant agrees such Inventions and the related Intellectual Property Rights will belong to and be the absolute property of the Company or any other person the Company may nominate.  The Consultant further agrees, acknowledges and represents that he did not prior to the date of this Undertaking, and will not during the Term of this Undertaking and the CSO Agreement, use any funding or facilities of U BC or any other academic or governmental institution or authority for the purpose of providing the CSO Services hereunder or otherwise for the creation or generation of any Inventions or other Intellectual Property Rights for the Company.

2.4.
The Consultant will disclose and deliver to the Company for the exclusive use and benefit of the Company any such Inventions, promptly upon the making, devising, or discovering of the same, and will give all information and data in his possession as to the exact mode of working, producing, and using the same and also all such explanations and instructions as may in the view of the Company be necessary to enable the full and effectual working, production, or use of the same and will at the expense of the Company furnish it with all necessary plans, drawings, formulae, models and other Intellectual Property Rights related thereto.

2.5.
The Consultant, during his engagement with the Company, will without charge to but at the expense of the Company, apply or join with the Company in applying for any Intellectual Property Rights or other protection or registration (“Protection”) for, or in relation to, any Inventions of the Company and execute and do all acts, matters, documents, and things to enable the Company or its nominee to apply for and obtain Protection for the Inventions in any or all countries and to vest title in the Company or such nominee absolutely.

2.6.
The Consultant hereby irrevocably appoints the Chairman of the BOD of the Company to be his attorney in his name and on his behalf to execute and do such acts, matters, documents, and things as aforesaid and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this section, and the Consultant hereby waives and quitclaim to the Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Inventions and related Intellectual Property Rights assigned hereunder to the Company.  In favor of any third party, a certificate signed by any director or the secretary of the Company that an instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

2.7.
During his engagement with the Company and at all times thereafter the Consultant will (whether by omission or commission) do nothing to affect or imperil the validity of the Protection for the Inventions obtained or applied for by the Company or its nominee pursuant to this section.  The Consultant will at the direction and expense of the Company render all assistance within his power to obtain and maintain such Protection or application or any extension thereof.

2.8.
The Consultant hereby agrees to keep and maintain adequate records of all Inventions developed by Consultant during Consultant’s engagement with the Company, which records shall be available to and remain the sole property of the Company.

2.9.	Nothing in this Undertaking shall oblige the Company to seek patent or other protection for any Invention nor to exploit any Invention.

2.10.
For the removal of any doubt, it is hereby clarified that the provisions contained in Section 2.3 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”).  However, in no event will such Service Invention become the property of the Consultant and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise.  The Consultant will not be entitled to royalties or other payment with regard to any Inventions, Service Inventions or any of the Intellectual Property Rights set forth above, including any commercialization of such Prior Inventions, Inventions, Service Inventions or other Intellectual Property Rights.

2.11.	For the further removal of any doubt, the terms Inventions, Service Inventions or other Intellectual Property Rights are restricted to the Company’s Field of Business, as defined in this Schedule A.

2.12.
It is hereby clarified that Consultant specifically waives any interest, claim, legal right, or demand that she/he had, has or may have in the future for, or may be entitled to, with respect to consideration, compensation or royalties or any other payment from the Company with regard to the assigned Inventions, including, but not limited to, any claims for consideration, compensation, or royalty payment pursuant to Section 134 to the Patent Law.  The Consultant further acknowledges and declares that the compensation payable by the Company constitutes the entire compensation to which she/he is entitled to and includes any and all consideration with respect to Inventions which he had developed, made, authored, contributed to or worked on, in whole or in part, independently or jointly with others.

2.13.
In the event that following the termination Consultant’s engagement with the Company, the Consultant is requested to assist the Company on any matter related to this Section 2, the Company will be required to pay the Consultant the standard fee the Consultant may charge at that time for consulting or advising other third parties as remuneration for the Consultant’s efforts hereunder.

2.14.
The provisions of this Section 2 shall apply with respect to Inventions, Confidential Information and other Intellectual Property Rights which the Consultant, either alone or in conjunction with others, generated or assisted in the generation during his engagement with the Company prior to the date hereof, including, without limitations, prior to the execution of the CSO Agreement.  The Consultant represents that until the date of this Undertaking, he has been in full compliance with the provisions of this Section 2 with respect to any such to Inventions, Confidential Information and other Intellectual Property Rights of the Company.  The provisions of this Section 2 are restricted to the Company’s Field of Business and shall supersede any previous agreements between the Company and the Consultant in relation to the matters referred to in this Section, if any.

3.	NO COMPETITION AND NON-SOLICITATION.

3.1.
The Consultant hereby acknowledges that the pursuit of the activities forbidden by this Section 3 would necessarily involve the use or disclosure of Confidential Information in breach of Section 1, but that proof of such breach would be extremely difficult.  To forestall such disclosure, use and breach, and in exchange for consideration, the receipt and sufficiency of which is acknowledged by Consultant, the Consultant agrees that for the term of the CSO Agreement and a period of one (1) year after termination of the Consultant’s engagement with the Company (“Non-Compete Period”), the Consultant shall not engage in any business activity relating to applications, markets and technologies which is or may be competitive with the Company or any affiliate in the Field of Business, including by way of owning, managing, operating, joining, controlling, or participating in the ownership, management, operation or control of, or be connected as an officer, employee, partner, creditor, licensor or in any capacity whatsoever with any business which competes in the Field of Business with the business activity of the Company or any of its subsidiaries and affiliates.

3.2.
The Consultant further undertakes that, for so long as he is engaged with the Company and continuing for one (1) year after the termination or expiration of the CSO Agreement, the Consultant shall not, directly or indirectly, for himself or any third party, (a) induce or attempt to induce any employee of the Company or any of its subsidiaries and affiliates to leave the employ of the Company or any of its subsidiaries and affiliates, (b) in any way interfere with the relationship between the Company or any of its subsidiaries and affiliates and any employee of the Company or any of its subsidiaries and affiliates (c) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee of the Company or any of its subsidiaries and affiliates, (d) induce or attempt to induct any customer, supplier, licensee, or business relation of the Company or any of its subsidiaries and affiliates to cease doing business with the Company or any of its subsidiaries and affiliates, or in any way interfere with the relationship between any customer, supplier, licensee, or business relation of the Company or any of its subsidiaries and affiliates or (e) solicit the business of any person or organization who is, or was within the preceding two years, a customer of the Company or any of Its subsidiaries.

3.3.	In the event of a breach by Consultant of any covenant set forth in Section 3 of this Agreement, the term of such covenant will be extended by the period of the duration of such breach.

3.4.
Notwithstanding anything contained in this Section 3, the Consultant may, after the termination of his engagement with the Company and during the one-year Non-Compete Period following such termination, enter into the employment, or serve as a consultant, of any entity or company, in a position or a division of such entity or company which does not compete directly or indirectly with the scope of activity within the Company’s Field of Business that he is performing during her/his engagement with the Company as set forth in the CSO Agreement, even though such entity or company does have another division or position which competes with the Company, including in the Field of Business.

3.5.
The Consultant acknowledges that the provisions of this Undertaking, and the undertaking of non-competition provided in Section 3.1 in particular, serve as an integral part of the terms of his CSO Agreement and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof.  If any provision of this Undertaking (Including any sentence, clause or part thereof) shall be adjudicated to be invalid or unenforceable, such provisions shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudicate is made.  In addition, if any particular provision contained in this undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing such provision as to such characteristic so that the provision Is enforceable to the fullest extent compatible with applicable law as it shall then appear.

IN WITNESS WHEREOF, the parties hereto have executed this Secrecy and Proprietary Information Undertaking as of the day and year first above written.

Advanced Inhalation Therapies (AIT) Ltd. By: _________________________________________ Name and Title: ________________________________ Signature: ____________________________________	Prof. Yossef Av-Gay Signature: /s/ Yossef Av-Gay